Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FISCAL 2008 THIRD QUARTER RESULTS AND UPDATES ITS FISCAL YEAR 2008 BUSINESS OUTLOOK

MERIDIAN, Idaho (July 31, 2008) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its third quarter ended June 30, 2008 of fiscal year 2008.

Highlights include:

•                  Revenues were $208.3 million for the quarter, 13% higher than revenues for the same period in fiscal year 2007.  Revenues were $606.6 million for the nine months ended June 30, 2008, 17% higher than revenues for the same period in fiscal year 2007.

•                  Net income for the quarter was $5.4 million, 27% higher than net income for the same period in fiscal year 2007.  Diluted earnings per share for the quarter were $0.44, compared to $0.35 for the same period in fiscal year 2007, an increase of 26%.

•                  Gross margin as a percentage of total revenues increased to 14.6% for the quarter from 13.9% for the same period in fiscal year 2007.  The improvement was primarily a result of increases in vendor rebates and commissions on agency sales.

•                  Cash flow provided by operations for the quarter was $11.5 million, compared to $11.8 million for the same period in fiscal year 2007.

•                  Our pharmacy sales grew by 17% and our internet sales to independent veterinary practices and producers grew by 33% for the quarter compared to the same period in fiscal year 2007.  Our product sales from the internet as a percentage of sales improved to 28% for the quarter as compared to 25% for the same period in fiscal year 2007.

•                  Effective July 1, 2008, we acquired substantially all of the assets of AAHA Services Corporation, operating as AAHA MARKETLink, for a cash purchase price of approximately $10 million, and entered into long-term sponsorship and licensing agreements between the Company and American Animal Hospital Association.

Jim Cleary, President and Chief Executive Officer, commented on the Company’s results:  “MWI had a strong quarter, and I am pleased with our revenue growth, earnings growth, gross margin improvement, cash flow generation and value-added service.  The acquisition of AAHA MARKETLink is another important step for our business, and our team is working hard to deliver our core values to these veterinary customers.”

Total revenues grew 13% to $208.3 million for the quarter ended June 30, 2008, compared to $183.9 million for the quarter ended June 30, 2007.  The increase in revenues for the quarter ended June 30, 2008 was attributable to an increase in product sales volumes for both new and existing customers, which represented 62% and 38%, respectively, of the growth in total revenues during the quarter ended June 30, 2008.

Gross profit increased 19% to $30.3 million for the quarter ended June 30, 2008, from $25.5 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 14.6% and 13.9% for the quarters ended June 30, 2008 and 2007, respectively.  Contributing to the increase in gross profit was an increase in commissions on our agency sales of 28% to $3.3 million for the quarter ended June 30, 2008, compared to $2.6 million for the same period in the prior fiscal year. Vendor rebates increased approximately $1.7 million for the quarter ended June 30, 2008 compared to the quarter ended June 30, 2007.  This increase was primarily due to a shift in the timing of when certain rebates were achieved.  We earned certain rebates in the quarter ended June 30, 2008 that in the prior fiscal year were partially earned during the quarter ended March 31, 2007.  Additionally, in our press release issued January 31, 2008, we reported that rebates for the three months ended December 31, 2007 were approximately $1.0 million less than anticipated due to a difference with a key vendor over the amount of rebate dollars that were expected during the quarter under their program.  We earned approximately $350,000 of this amount in the quarter ended June 30, 2008.  We expect to earn the balance of these rebate dollars during the fourth quarter of fiscal year 2008.

Operating income increased 33% to $8.7 million for the quarter ended June 30, 2008, from $6.6 million for the same period in the prior fiscal year.  Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 10.0% for each of the quarters ended June 30, 2008 and 2007.  SG&A expenses increased 14% to $20.8 million for the quarter ended June 30, 2008 from $18.3 million for the same period in the prior fiscal year.  The dollar increase in SG&A expenses was primarily due to increased compensation costs and location and occupancy costs.  These costs increased as we added 29 new field sales and telesales representatives, employees from the Securos acquisition and the new distribution center in Edwardsville, Kansas. This distribution center also increased our capacity by approximately 105,000 square feet.

Net income increased 27% to $5.4 million for the quarter ended June 30, 2008, compared to $4.3 million for the same period in the prior year. Diluted earnings per share were $0.44 and $0.35 per share for the quarters ended June 30, 2008 and 2007, respectively.

Nine months ended June 30, 2008 compared to nine months ended June 30, 2007

Total revenues grew 17% to $606.6 million for the nine months ended June 30, 2008, compared to $520.0 million for the nine months ended June 30, 2007.  The increase in revenues for the nine months ended June 30, 2008 was attributable to an increase in product sales volumes for both new and existing customers, which represented 55% and 45%, respectively, of the growth in total revenues during the nine months ended June 30, 2008.

Gross profit increased 17% to $88.4 million for the nine months ended June 30, 2008, from $75.6 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 14.6% and 14.5% for the nine months ended June 30, 2008 and 2007, respectively.  Contributing to our gross profit was the increase in commissions on our agency sales of 37% to $9.8 million for the nine months ended June 30, 2008, from $7.1 million for the same period in the prior fiscal year.  Actual rebate dollars increased by approximately $894,000 for the nine months ended June 30, 2008 as compared to the same period in the prior fiscal year.

Operating income increased 18% to $23.6 million for the nine months ended June 30, 2008, from $20.1 million for the same period in the prior fiscal year.  The increase is a result of the revenue and gross profit growth discussed above.  SG&A expenses as a percentage of total revenues were 10.3% for each of the nine month periods ended June 30, 2008 and 2007.  SG&A expenses increased 16% to $62.5 million for the nine months ended June 30, 2008 from $53.8 million for the same period in the prior fiscal year.   The dollar increase in SG&A expenses was primarily due to increased compensation costs and location and occupancy costs.  These costs increased as we added 29 new field sales and telesales representatives, employees from the Securos acquisition and the new distribution center in Edwardsville, Kansas. This distribution center also increased our capacity by approximately 105,000 square feet.

Net income increased 15% to $14.5 million for the nine months ended June 30, 2008, compared to $12.6 million for the same period in the prior year.  Diluted earnings per share were $1.18 and $1.05 per share for the nine months ended June 30, 2008 and 2007, respectively.

Business Outlook

The Company updates its previous estimates for the fiscal year ending September 30, 2008. The Company expects revenues will grow approximately 17% for the fiscal year ending September 30, 2008 to approximately $831 million from $710 million in fiscal year 2007, and diluted earnings per share will be approximately $1.62 per share.  Our previous guidance was approximately 16% growth in revenues to $825 million, and diluted earnings per share of approximately $1.62.

Conference Call

The Company will be hosting a conference call on July 31, 2008 at 11:00 a.m. eastern daylight time to discuss these results and its business outlook.  Participants can access the conference call by dialing (877) 627-6585 and international callers can access the conference by dialing (719) 325-4863.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 14, 2008 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 9430724 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended June 30,		Nine Months Ended June 30,
Statements of Income	2008	2007	2008	2007
Revenues	$208,277	$183,853	$606,598	$519,951
Cost of product sales	177,970	158,391	518,238	444,318
Gross profit	30,307	25,462	88,360	75,633
Selling, general and administrative expenses	20,802	18,302	62,515	53,802
Depreciation and amortization	757	603	2,250	1,774
Operating income	8,748	6,557	23,595	20,057
Interest expense	(53)	(76)	(218)	(505)
Other income	152	278	596	556
Income before taxes	8,847	6,759	23,973	20,108
Income tax expense	(3,429)	(2,499)	(9,477)	(7,556)
Net income	$5,418	$4,260	$14,496	$12,552
Net income per share - diluted	$0.44	$0.35	$1.18	$1.05
Weighted average common shares outstanding - diluted	12,298	12,168	12,297	11,967

	June 30,	September 30,
Condensed Consolidated Balance Sheets	2008	2007
Assets
Cash	$12,764	$8,599
Receivables, net	107,704	111,676
Inventories	119,160	94,623
Prepaid expenses and other current assets	1,955	2,362
Deferred income taxes	1,094	518
Total current assets	242,677	217,778
Property and equipment, net	8,643	9,206
Goodwill	34,598	32,964
Intangibles, net	7,295	5,014
Other assets, net	2,022	2,232
Total Assets	$295,235	$267,194
Liabilities
Line-of-credit	$—	$—
Accounts payable	110,876	98,724
Accrued expenses	8,277	7,693
Current portion of long-term debt	97	97
Total current liabilities	119,250	106,514
Deferred income taxes	582	474
Long-term debt	97	195
Other long-term liabilities	249	—
Stockholders’ Equity	175,057	160,011
Total Liabilities and Stockholders’ Equity	$295,235	$267,194